Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Amendment No. 2 to Registration Statement on Form S-1 of our report dated March 31, 2015, relating to the consolidated financial statements of Eastside Distilling, Inc. and Subsidiary for the years ended December 31, 2014 and 2013. We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California

May 26, 2015